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                  UNITED STATES ENVIRONMENTAL PROTECTION AGENCY
                             WASHINGTON, D.C. 20460

                                  JUN 22 1998
Mirenco Inc.                                                   OFFICE OF
Mr. Dwayne Fosseen                                          AIR AND RADIATION
President
P.O. Box 343 (206 May Street)
Radcliffe, IA 50230

Dear MR. FOSSEEN:

     Pursuant to your June 17, 1998 notification, the following fuel additive has been registered per 40 CFR 79.23 (our internal identification number precedes the name):

1761-0001           HYDROFIRE Fluid

     Note that per 40 CFR 79.21(f) you would be required to notify us in writing if certain information in your notification were to change. In addition, note, that with your notification, you have provided assurances that you will not represent, directly or indirectly, in any notice, circular, letter, or other written communication, or any written, oral, or pictoral notice or other announcement in any publication or by radio or television, that registration of this additive constitutes endorsement, certification, or approval by any agency of the United States.

     Please call (202) 564-9836 if you have any questions.

                                        Sincerely

                                        /s/ Deborah K Wood
                                        ------------------
                                        Deborah K. Wood
                                        Acting Director
                                        Fuels and Energy Division